Exhibit 2.3

SECOND AMENDED AND RESTATED PROMISSORY NOTE

$15,499,999.81	June 11, 2018

FOR VALUE RECEIVED, CRYO-CELL INTERNATIONAL, INC., a Delaware corporation (“Borrower”), having an address at 700 Brooker Creek Blvd., Suite 1800, Oldsmar, FL 34677, hereby promises to pay to the order of TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns and any subsequent holders of this Note, “Lender”), as hereinafter provided, the principal sum of FIFTEEN MILLION FOUR HUNDRED NINETY-NINE THOUSAND NINE HUNDRED NINETY-NINE AND 81/100 DOLLARS ($15,499,999.81), or such lesser amount as has been advanced hereunder, together with interest thereon at the Note Rate (as hereinafter defined), and otherwise in strict accordance with the terms and provisions hereof.

1. DEFINITIONS

1.1 Definitions. As used in this Note, the following terms shall have the following meanings:

“Applicable Margin” means three and thirty-five one hundreds of one percent (3.35%) per annum.

“Applicable Rate” means the LIBOR Rate plus the Applicable Margin.

“Base Rate” means for any day, a rate of interest equal to the higher of (a) the Prime Rate for such day; and (b) the sum of the Federal Funds Rate for such day plus  1⁄2 of one percent (0.5%).

“Borrower” has the meaning set forth in the introductory paragraph of this Note.

“Business Day” means a weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in Dallas, Texas are authorized or required by law to be closed. Unless otherwise provided, the term “days” when used herein means calendar days.

“Change” means (a) any change after the date of this Note in the risk-based capital guidelines applicable to Lender, or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Note that affects capital adequacy or the amount of capital required or expected to be maintained by Lender or any entity controlling Lender; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change,” regardless of the date enacted, adopted or issued.

“Charges” means all fees, charges and/or any other things of value, if any, contracted for, charged, taken, received or reserved by Lender in connection with the transactions relating to this Note and the other Loan Documents, which are treated as interest under applicable law.

“Credit Agreement” means the Credit Agreement dated May 20, 2016, executed by Lender and Borrower, as modified, amended, renewed, extended, and restated from time to time.

Second Amended and Restated Promissory Note

“Debtor Relief Laws” means Title 11 of the United States Code, as now or hereafter in effect, or any other applicable law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, arrangement or composition, extension or adjustment of debts, or similar laws affecting the rights of creditors.

“Default Interest Rate” means a rate per annum equal to the Note Rate plus four percent (4%), but in no event in excess of the Maximum Rate.

“Event of Default” has the meaning set forth in the Credit Agreement.

“Federal Funds Rate” means, for any day, a fluctuating rate of interest equal to the Federal Funds Rate as published in the “Money Rates” section of The Wall Street Journal. Any change in the rate will take effect on the effective date as indicated in The Wall Street Journal. Interest will accrue on any non-Business Day at the rate in effect on the immediately preceding Business Day.

“Funding Loss” means the amount (which shall be payable on demand by Lender) necessary to promptly compensate Lender for, and hold it harmless from, any loss, cost or expense incurred by Lender as a result of:

(a) any payment or prepayment of any Portion bearing interest based upon LIBOR on a day other than the last day of the relevant LIBOR Interest Period (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by Borrower to prepay, borrow, continue or convert a Portion bearing or selected to bear interest based upon LIBOR on the date or in the amount selected by Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by Lender in connection with the foregoing. For purposes of calculating amounts payable by Borrower to Lender hereunder, Lender shall be deemed to have funded the Portion based upon LIBOR by a matching deposit or other borrowing in the London inter-bank market for a comparable amount and for a comparable period, whether or not such Portion was in fact so funded.

“Lender” has the meaning set forth in the introductory paragraph of this Note.

“LIBOR” means, for any day, the fluctuating rate (expressed as a percentage per annum and adjusted as described in the last sentence of this definition of LIBOR) for deposits in United States Dollars as calculated by Intercontinental Exchange (ICE) Benchmark Administration Limited (“ICE”) (or any successor thereto) as of 11:00 a.m., London, England time, two (2) LIBOR Banking Days prior to such date with a term of one (1) month commencing that day. If such rate shall cease to be calculated by ICE (or any successor thereto) or if Lender determines in good faith that the rate calculated by ICE no longer accurately reflects the rate available to Lender in the London interbank market, LIBOR shall be determined by Lender to be the offered rate as announced by a recognized commercial service as representing the average LIBOR rate for deposits in United States Dollars (for delivery on such day) as of 11:00 a.m., London, England time, two (2) LIBOR Banking Days prior to such date with a term of one (1) month commencing that day. If the rates referenced in the two preceding sentences are not available, LIBOR will be determined by an alternate method reasonably selected by Lender. LIBOR shall be adjusted from time to time in Lender’s sole discretion for then-applicable reserve requirements, deposit insurance assessment rates, marginal emergency, supplemental, special and other reserve percentages, and other regulatory costs. Notwithstanding the forgoing, if LIBOR shall be less than zero, then such rate shall be deemed zero for purposes hereof.

“LIBOR Banking Day” means a day on which commercial banks in the City of London, England are open for business and dealing in offshore dollars.

“Loan Documents” has the meaning set forth in the Credit Agreement.

“Maturity Date” means June 11, 2023.

“Maximum Rate” means, at all times, the maximum rate of interest which may be charged, contracted for, taken, received or reserved by Lender in accordance with applicable Texas law (or applicable United States federal law to the extent that such law permits Lender to charge, contract for, receive or reserve a greater amount of interest than under Texas law). The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower at the time of such change in the Maximum Rate.

“Note” means this Second Amended and Restated Promissory Note.

“Note Rate” means the rate equal to the lesser of (a) the Maximum Rate or (b) the Applicable Rate.

“Payment Date” means the first day of each and every calendar month during the term of this Note.

“Portion” means any principal amount bearing interest based upon the Base Rate or LIBOR.

“Prime Rate” means, for any day, the rate of interest announced from time to time by Lender as its “base” or “prime” rate of interest, which Borrower hereby acknowledges and agrees may not be the lowest interest rate charged by Lender and is set by Lender in its sole discretion, changing when and as said prime rate changes.

“Related Indebtedness” means any and all indebtedness paid or payable by Borrower to Lender pursuant to the Loan Documents or any other communication or writing by or between Borrower and Lender related to the transaction or transactions that are the subject matter of the Loan Documents, except such indebtedness which has been paid or is payable by Borrower to Lender under this Note.

1.2 Rules of Construction. Any capitalized term used in this Note and not otherwise defined herein shall have the meaning ascribed to such term in the Credit Agreement. All terms used herein, whether or not defined in Section 1.1 hereof, and whether used in singular or plural form, shall be deemed to refer to the object of such term whether such is singular or plural in nature, as the context may suggest or require. All personal pronouns used herein, whether used in the masculine, feminine or neutral gender, shall include all other genders; the singular shall include the plural and vice versa.

2. PAYMENT TERMS

2.1 Payment of Principal and Interest.

Installments of principal each in the amount of $258,333.33 plus accrued interest on the unpaid balance hereof shall be due and payable on each Payment Date, commencing on July 1, 2018, and continuing on each Payment Date thereafter. The outstanding principal balance of this Note and any and all accrued but unpaid interest hereon shall be due and payable in full on the Maturity Date or upon the earlier maturity hereof, whether by acceleration or otherwise.

2.2 Application. Except as expressly provided herein to the contrary, all payments on this Note shall be applied in the following order of priority: (a) the payment or reimbursement of any expenses, costs or obligations (other than the outstanding principal balance hereof and interest hereon) for which either Borrower shall be obligated or Lender shall be entitled pursuant to the provisions of this Note or the other Loan Documents; (b) the payment of accrued but unpaid interest hereon; and (c) the payment of all or any portion of the principal balance hereof then outstanding hereunder, in the direct order of maturity. If an Event of Default exists under this Note or under any of the other Loan Documents, then Lender may, at the sole option of Lender, apply any such payments, at any time and from time to time, to any of the items specified in clauses (a), (b) or (c) above without regard to the order of priority otherwise specified in this Section 2.2 and any application to the outstanding principal balance hereof may be made in either direct or inverse order of maturity.

2.3 Payments. All payments under this Note made to Lender shall be made in immediately available funds at 98 San Jacinto Boulevard, Suite 200, Austin, TX 78701 (or at such other place as Lender, in Lender’s sole discretion, may have established by delivery of written notice thereof to Borrower from time to time), without offset, in lawful money of the United States of America, which shall at the time of payment be legal tender in payment of all debts and dues, public and private. Payments by check or draft shall not constitute payment in immediately available funds until the required amount is actually received by Lender in full. Payments in immediately available funds received by Lender in the place designated for payment on a Business Day prior to 11:00 a.m. (Dallas, Texas time) at such place of payment shall be credited prior to the close of business on the Business Day received, while payments received by Lender on a day other than a Business Day or after 11:00 a.m. (Dallas, Texas time) on a Business Day shall not be credited until the next succeeding Business Day. If any payment of principal or interest on this Note shall become due and payable on a day other than a Business Day, then such payment shall be made on the next succeeding Business Day. Any such extension of time for payment shall be included in computing interest which has accrued and shall be payable in connection with such payment.

2.4 LIBOR Interest Rates.

Notwithstanding anything contained herein to the contrary, if (a) at any time, Lender determines (which determination shall be conclusive in the absence of manifest error) that any applicable law or regulation or any Change therein or the interpretation or application thereof or compliance therewith by Lender (i) prohibits, restricts or makes impossible the charging of interest based on LIBOR or (ii) shall make it unlawful for Lender to make or maintain the indebtedness evidenced by this Note in eurodollars, or (b) at the time of or prior to the determination of the Note Rate, Lender determines (which determination shall be conclusive in the absence of manifest error) that by reason of circumstances affecting the London interbank market generally, (i) deposits in United States Dollars in the relevant amounts and of the relevant maturity are not available to Lender in the London interbank market, (ii) the Note Rate does not adequately and fairly reflect the cost to Lender of making or maintaining the loan, due to changes in administrative costs, fees, tariffs and taxes and other matters outside of Lender’s reasonable control, or (iii) adequate and fair means do not or will not exist for determining the Note Rate as set forth in this Note, then Lender shall give Borrower prompt notice thereof, and this Note shall bear interest, and continue to bear interest until Lender determines that the applicable circumstance described in the foregoing clauses (a)(i) or (ii) or (b)(i), (ii) or (iii) no longer pertains, at the Base Rate plus the Applicable Margin.

2.5 Computation Period. Interest on the indebtedness evidenced by this Note shall be computed on the basis of a three hundred sixty (360) day year and shall accrue on the actual number of days elapsed for any whole or partial month in which interest is being calculated. In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to the close of business on the Business Day received as provided in Section 2.3 hereof. Each determination by Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.6 Prepayment. Borrower shall have the right to prepay, at any time and from time to time upon at least five (5) Business Days prior written notice to Lender, without fee, premium or penalty, all or any portion of the outstanding principal balance hereof; provided, however, that (a) such prepayment shall also include any and all accrued but unpaid interest on the amount of principal being so prepaid through and including the date of prepayment, plus any other sums which have become due to Lender under the other Loan Documents on or before the date of prepayment, but which have not been fully paid and (b) such prepayment shall also include any Funding Loss. Prepayments of principal shall be applied in inverse order of maturity. Borrower shall prepay this Note as and when required under the Credit Agreement.

2.7 Unconditional Payment. Borrower is and shall be obligated to pay all principal, interest and any and all other amounts which become payable under this Note or under any of the other Loan Documents absolutely and unconditionally and without any abatement, postponement, diminution or deduction whatsoever and without any reduction for counterclaim or setoff whatsoever. If at any time any payment received by Lender hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any Debtor Relief Law, then the obligation to make such payment shall survive any cancellation or satisfaction of this Note or return thereof to Borrower and shall not be discharged or satisfied with any prior payment thereof or cancellation of this Note, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

2.8 Partial or Incomplete Payments. Remittances in payment of any part of this Note other than in the required amount in immediately available funds at the place where this Note is payable shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by Lender in full in accordance herewith and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Lender of any payment in an amount less than the full amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default in the payment of this Note.

2.9 Default Interest Rate. For so long as any Event of Default exists under this Note or under any of the other Loan Documents, regardless of whether or not there has been an acceleration of the indebtedness evidenced by this Note, and at all times after the maturity of the indebtedness evidenced by this Note (whether by acceleration or otherwise), and in addition to all other rights and remedies of Lender hereunder, interest shall accrue on the outstanding principal balance hereof at the Default Interest Rate, and such accrued interest shall be immediately due and payable. Borrower acknowledges that it would be extremely difficult or impracticable to determine Lender’s actual damages resulting from any late payment or Event of Default, and such late charges and accrued interest are reasonable estimates of those damages and do not constitute a penalty

2.10 Late Charge. At the option of Lender, Borrower will pay Lender, on demand, (i) a “late charge” equal to five percent (5%) of the amount of any installment on this Note when such installment is not paid within fifteen (15) days following the date such installment is due and (ii) a processing fee in the amount of $25.00 for each check which is provided to Lender by Borrower in payment for an obligation owing to Lender under any Loan Document but is returned or dishonored for any reason, in order to cover the additional expenses involved in handling delinquent and returned or dishonored payments.

2.11 Change. If Lender determines that the amount of capital required or expected to be maintained by Lender or any entity controlling Lender, is increased as a result of a Change, then, within fifteen (15) days of demand by Lender, Borrower shall pay to Lender the amount necessary to compensate Lender for any shortfall in the rate of return on the portion of such increased capital that Lender determines is attributable to this Note or the principal amount outstanding hereunder (after taking into account Lender’s policies as to capital adequacy).

3. EVENT OF DEFAULT AND REMEDIES

3.1 Remedies. Upon the occurrence of an Event of Default, Lender shall have the right to exercise any rights and remedies set forth in the Credit Agreement and the other Loan Documents.

3.2 WAIVERS. EXCEPT AS SPECIFICALLY PROVIDED IN THE LOAN DOCUMENTS TO THE CONTRARY, BORROWER AND ANY ENDORSERS OR GUARANTORS HEREOF SEVERALLY WAIVE AND RELINQUISH PRESENTMENT FOR PAYMENT, DEMAND, NOTICE OF NONPAYMENT OR NONPERFORMANCE, PROTEST, NOTICE OF PROTEST, NOTICE OF INTENT TO ACCELERATE, NOTICE OF ACCELERATION OR ANY OTHER NOTICES OR ANY OTHER ACTION. BORROWER AND ANY ENDORSERS OR GUARANTORS HEREOF SEVERALLY WAIVE AND RELINQUISH, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO THE BENEFITS OF ANY MORATORIUM, REINSTATEMENT, MARSHALING, FORBEARANCE, VALUATION, STAY, EXTENSION, REDEMPTION, APPRAISEMENT, EXEMPTION AND HOMESTEAD NOW OR HEREAFTER PROVIDED BY THE CONSTITUTION AND LAWS OF THE UNITED STATES OF AMERICA AND OF EACH STATE THEREOF, BOTH AS TO ITSELF AND IN AND TO ALL OF ITS PROPERTY, REAL AND PERSONAL, AGAINST THE ENFORCEMENT AND COLLECTION OF THE OBLIGATIONS EVIDENCED BY THIS NOTE OR BY THE OTHER LOAN DOCUMENTS.

4. GENERAL PROVISIONS

4.1 No Waiver; Amendment. No failure to accelerate the indebtedness evidenced by this Note by reason of an Event of Default hereunder, acceptance of a partial or past due payment, or indulgences granted from time to time shall be construed (a) as a novation of this Note or as a reinstatement of the indebtedness evidenced by this Note or as a waiver of such right of acceleration or of the right of Lender thereafter to insist upon strict compliance with the terms of this Note, or (b) to prevent the exercise of such right of acceleration or any other right granted under this Note, under any of the other Loan Documents or by any applicable laws. Borrower hereby expressly waives and relinquishes the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. The failure to exercise any remedy available to Lender shall not be deemed to be a waiver of any rights or remedies of Lender under this Note or under any of the other Loan Documents, or at law or in equity. No extension of the time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note, shall operate to release, discharge, modify, change or affect the original liability of Borrower under this Note, either in whole or in part, unless Lender specifically, unequivocally and expressly agrees otherwise in writing.

4.2 Interest Provisions.

(a) Savings Clause. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply strictly with the applicable Texas law governing the Maximum Rate or amount of interest payable on the indebtedness evidenced by this Note and the Related Indebtedness (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount (i) contracted for, charged, taken, reserved or received pursuant to this Note, any of the other Loan Documents or any other communication or writing by or between Borrower and Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (ii) contracted for, charged, taken, reserved or received by reason of Lender’s exercise of the option to accelerate the maturity of this Note and/or the Related Indebtedness, or (iii) Borrower will have paid or Lender will have received by reason of any voluntary prepayment by Borrower of this Note and/or the Related Indebtedness, then it is Borrower’s and Lender’s express intent that all amounts charged in excess of the Maximum Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Rate theretofore collected by Lender shall be credited on the principal balance of this Note and/or the Related Indebtedness (or, if this Note and all Related Indebtedness have been or would thereby be paid in full, refunded to Borrower), and the provisions of this Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, that if this Note has been paid in full before the end of the stated term of this Note, then Borrower and Lender agree that Lender shall, with reasonable promptness after Lender discovers or is advised by Borrower that interest was received in an amount in excess of the Maximum Rate, either refund such excess interest to Borrower and/or credit such excess interest against this Note and/or any Related Indebtedness then owing by Borrower to Lender. Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against Lender, Borrower will provide written notice to Lender, advising Lender in reasonable detail of the nature and amount of the violation, and Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against this Note and/or the Related Indebtedness then owing by Borrower to Lender. All sums contracted for, charged, taken, reserved or received by Lender for the use, forbearance or detention of any debt evidenced by this Note and/or the Related Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of this Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of this Note and/or the Related Indebtedness does not exceed the Maximum Rate from time to time in effect and applicable to this Note and/or the Related Indebtedness for so long as debt is outstanding. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

(b) Ceiling Election. To the extent that Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on the Note and/or any other portion of the Obligations, Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Lender will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.

4.3 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.3.

4.4 GOVERNING LAW; VENUE; SERVICE OF PROCESS. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS; PROVIDED THAT LENDER SHALL RETAIN ALL RIGHTS UNDER FEDERAL LAW. THIS AGREEMENT HAS BEEN ENTERED INTO IN TRAVIS COUNTY, TEXAS, AND IS PERFORMABLE FOR ALL PURPOSES IN TRAVIS COUNTY, TEXAS. THE PARTIES HEREBY AGREE THAT ANY LAWSUIT, ACTION, OR PROCEEDING THAT IS BROUGHT (WHETHER IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY, OR THE ACTIONS OF THE LENDER IN THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS SHALL BE BROUGHT IN A STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN TRAVIS COUNTY, TEXAS. BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, (B) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH LAWSUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND (C) FURTHER WAIVES ANY CLAIM THAT IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH COURT IS AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO AGREE THAT SERVICE OF PROCESS UPON IT MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED AT THE ADDRESS FOR NOTICES REFERENCED IN SECTION 11.11 OF THE CREDIT AGREEMENT.

4.5 Relationship of the Parties. Notwithstanding any prior business or personal relationship between Borrower and Lender, or any officer, director or employee of Lender, that may exist or have existed, the relationship between Borrower and Lender is solely that of debtor and creditor, Lender has no fiduciary or other special relationship with Borrower, Borrower and Lender are not partners or joint venturers, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrower and Lender to be other than that of debtor and creditor.

4.6 Successors and Assigns. The terms and provisions hereof shall be binding upon and inure to the benefit of Borrower and Lender and their respective heirs, executors, legal representatives, successors, successors-in-title and assigns, whether by voluntary action of the parties, by operation of law or otherwise, and all other persons claiming by, through or under them. The terms “Borrower” and “Lender” as used hereunder shall be deemed to include their respective heirs, executors, legal representatives, successors, successors-in-title and assigns, whether by voluntary action of the parties, by operation of law or otherwise, and all other persons claiming by, through or under them.

4.7 Time is of the Essence . Time is of the essence with respect to all provisions of this Note and the other Loan Documents.

4.8 Headings. The Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify, define, limit, amplify or be used in construing the text, scope or intent of such Sections or Subsections or any provisions hereof.

4.9 Controlling Agreement . In the event of any conflict between the provisions of this Note and the Credit Agreement, it is the intent of the parties hereto that the provisions of the Credit Agreement shall control. In the event of any conflict between the provisions of this Note and any of the other Loan Documents (other than the Credit Agreement), it is the intent of the parties hereto that the provisions of this Note shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Note and the other Loan Documents and that this Note and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.

4.10 Notices. Whenever any notice is required or permitted to be given under the terms of this Note, the same shall be given in accordance with Section 11.11 of the Credit Agreement.

4.11 Severability. If any provision of this Note or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, then neither the remainder of this Note nor the application of such provision to other persons or circumstances nor the other instruments referred to herein shall be affected thereby, but rather shall be enforced to the greatest extent permitted by applicable law.

4.12 Right of Setoff. In addition to all Liens upon and rights of setoff against the money, securities, or other property of Borrower given to Lender that may exist under applicable law, Lender shall have and Borrower hereby grants to Lender a Lien upon and a right of setoff against all money, securities, and other property of Borrower, now or hereafter in possession of or on deposit with Lender, whether held in a general or special account or deposit, for safe-keeping or otherwise, and every such Lien and right of setoff may be exercised without demand upon or notice to Borrower. No Lien or right of setoff shall be deemed to have been waived by any act or conduct on the part of Lender, or by any neglect to exercise such right of setoff or to enforce such Lien, or by any delay in so doing, and every right of setoff and Lien shall continue in full force and effect until such right of setoff or Lien is specifically waived or released by an instrument in writing executed by Lender.

4.13 Costs of Collection. If any holder of this Note retains an attorney-at-law in connection with any Event of Default or at maturity or to collect, enforce, or defend this Note or any part hereof, or any other Loan Document in any lawsuit or in any probate, reorganization, bankruptcy or other proceeding, or if Borrower sues any holder in connection with this Note or any other Loan Document and does not prevail, then Borrower agrees to pay to each such holder, in addition to the principal balance hereof and all interest hereon, all costs and expenses of collection or incurred by such holder or in any such suit or proceeding, including, but not limited to, reasonable attorneys’ fees.

4.14 Statement of Unpaid Balance. At any time and from time to time, Borrower will furnish promptly, upon the request of Lender, a written statement or affidavit, in form satisfactory to Lender, stating the unpaid balance of the indebtedness evidenced by this Note and the Related Indebtedness and that there are no offsets or defenses against full payment of the indebtedness evidenced by this Note and the Related Indebtedness and the terms hereof, or if there are any such offsets or defenses, specifying them.

4.15 Amendment and Restatement. This Note is in amendment, restatement, and increase, but not extinguishment, of that certain Amended and Restated Promissory Note dated August 26, 2016, payable to the order of Lender in the original principal amount of $10,000,000.00 (the “Prior Note”), which Prior Note was in amendment, restatement, and increase, but not extinguishment, of that certain Promissory Note dated May 20, 2016, payable to the order of Lender in the original principal amount of $8,000,000.00.

4.16 FINAL AGREEMENT. THIS NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower, intending to be legally bound hereby, has duly executed this Note as of the day and year first written above.

BORROWER:

CRYO-CELL INTERNATIONAL, INC., a Delaware corporation

By:	/s/ David Portnoy
Name: David Portnoy
Title: Chairman, Co-CEO

Signature Page to Second Amended and Restated Promissory Note